Exhibit 99.1

Inventure Foods Announces Strategic Sale of Fresh Frozen® Foods

Strategic and Financial Review to Increase Shareholder Value Remains Ongoing

PHOENIX, March 23, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, announced the strategic sale of Fresh Frozen® Foods to The Pictsweet® Company, a family-owned grower and processor of frozen vegetables, in a cash transaction for approximately $23.7 million. The strategic transaction represents an important step in Inventure Foods’ ongoing strategic and financial review process to increase shareholder value.

“The sale of Fresh Frozen Foods represents a significant milestone in our efforts to enhance shareholder value,” said Terry McDaniel, Chief Executive Officer of Inventure Foods.  “The proceeds from the sale of Fresh Frozen Foods will help us reduce our debt, improve our balance sheet and our overall financial flexibility. We continue to focus on delivering an improved financial performance through further execution of our strategic initiatives across the frozen and snack segments.”

Mr. McDaniel concluded, “I would like to thank the excellent Fresh Frozen associates for all of their efforts and wish them much success in the future.”

There can be no assurance that the Company’s ongoing strategic and financial review will result in any specific action, or any assurance as to its outcome or timing. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington and Oregon, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

About The Pictsweet® Company

The Pictsweet® Company is a full service grower, processor and marketer of frozen vegetables.  Pictsweet® was founded as a family company more than 70 years ago in Bells, Tennessee.  Today, the family company grows vegetables in 31 states with operations in Tennessee, Delaware, Texas, Utah, and California.  Pictsweet® distributes frozen vegetable products nation-wide under The Pictsweet Farms® brand.   For more information about Pictsweet®, please visit www.pictsweetfarms.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to improve its operational and financial performance, execute its strategic initiatives and increase shareholder value.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing and/or to refinancing existing indebtedness due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

Contact

Katie Turner, ICR (646) 277-1200